Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION IDENTIFIED IN THIS
DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED FROM THE
EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD
BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

API SUPPLY AGREEMENT

This API Supply Agreement (“Agreement”) is made as of July 13, 2021 (the “Effective Date”), by and between Supernus Pharmaceuticals, Inc., a Delaware Corporation, with a place of business at 9715 Key West Avenue, Rockville Maryland, USA (“Supernus”) and Bachem Americas, Inc., a California Corporation, with a place of business at 3132 Kashiwa Street, Torrance, CA 90505, USA, and its Affiliates (“Bachem”). Supernus and Bachem may be referred to individually as a “Party” or collectively as the “Parties.”

Background

Supernus is engaged in the business of developing and commercializing pharmaceutical products;

Bachem is engaged in the manufacture and supply of active pharmaceutical ingredients for research and development purposes and commercial use;

Supernus desires to purchase from Bachem, and Bachem desires to supply to Supernus, the active pharmaceutical ingredient or drug substance known as viloxazine hydrochloride (as further defined below, the “API”) for use by Supernus in manufacturing finished drug products incorporating such active pharmaceutical ingredient, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
1.1“Affiliate” or “Affiliates” shall mean, with respect to a Party, any corporation, Limited Liability Company, or other business entity controlling, controlled by or under common control with such Party, for so long as such relationship exists. For the purposes of this definition, control means: (a) to possess, directly or indirectly, the power to direct affirmatively the management and policies of such corporation, limited liability company or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) ownership of more than fifty percent (50%) of the voting stock in such corporation, limited liability company or other business entity (or such lesser percent as may be the maximum that may be owned pursuant to Applicable Laws of the country of incorporation or domicile, as applicable).

1.2“Agreement” means this Agreement incorporating all attachments, specifically including Specifications and QA standards, as each may be amended from time to time by written agreement of the Parties.
1.3“API” shall mean viloxazine hydrochloride, pharma grade material, manufactured under cGMPs and in accordance with approved batch records, meeting defined technical and quality requirements as currently defined, and as subsequently amended from time to time as required by Supernus and as agreed to by Bachem.
1.4“Applicable Laws” shall mean: (a) all relevant federal, state and local laws, statutes, rules, codes of practice, regulations, and ordinances in the United States, Europe and any other countries, as mutually agreed upon in advance by the Parties, as well as industry standards and regulatory guidelines applicable to the manufacture and supply of API, including, the United States Federal Food, Drug, and Cosmetic Act; (b) cGMPs; and (c) all applicable regulations and guidelines of any Regulatory Authority; in each case, together, with any and all amendments thereto. Supernus shall notify and mutually agree with Bachem in advance if the API will be subject to regulations and guidelines of Regulatory Authorities outside of the United States and Europe.
1.5“cGMPs” shall mean current good manufacturing practices, as provided for (and as amended from time to time) in: (a) the Current Good Manufacturing Practice regulations promulgated by the FDA under the United States Food, Drug and Cosmetic Act as applicable to API manufacturing; (b) the European Community Directive 1252/2014/EU and 2003/94/EC, as amended, as well as applicable documents developed by the International Conference on Harmonization (ICH) Q7 Guideline: Good Manufacturing Practice Guide for Active Pharmaceutical ingredients; and (c) similar requirements accepted and implemented by the regulations of other Regulatory Authorities; subject to any arrangements, additions or clarifications, and the respective roles and responsibilities, agreed from time to time between the Parties.
1.6“Confidential Information” shall be broadly construed and shall include, but is not limited to, any and all current and future proprietary product information, technical, financial, employment related, regulatory or legally sensitive information, contractual information, customer names, addresses and related data, contracts, practices, procedures, software, hardware, files and other business information including but not limited to specifications, compounds, ingredients, formulae, recipes, process parameters, reaction schemes, samples, reports, methods, strategies, plans, documents, drawings, machines, tools, models inventions, trade secrets, patent disclosures, Know-How and materials that may be disclosed between the Parties heretofore or hereafter whether received or obtained prior to or after the Effective Date or developed as a result of entering into or performing this Agreement and whether in written, oral, electronic, website-based or other form including information obtained during facility tours”.
1.7“Cost” means the actual cost of the material, labor and or other services used in the production or delivery of the API.

1.8“Delivery Date” means the date for the delivery of an API shipment, as stated in the applicable purchase order for such shipment.
1.9“Drug Master File” or “DMF” shall mean a drug master file filed with the FDA or the EMA which includes confidential detailed information relating to the facilities, processes, or articles used in manufacturing, processing, packaging, testing, and storing of the API, or any equivalent filing in any jurisdiction outside the United States or Europe.
1.10“EMA” shall mean the European Medicines Agency, or any successor entity thereto performing substantially similar functions.
1.11“Facility” shall mean Bachem’s cGMP-compliant manufacturing facilities located at [**] or such other FDA approved facility of Bachem approved by Supernus for the purpose of development, manufacture, and Supply of the API as per the terms and conditions hereunder.
1.12“FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto performing substantially similar functions.
1.13“Intellectual Property” means all rights in and to Confidential Information and KnowHow, patents (including applications therefor and supplementary protection certificates) copyrights, trademarks, trade secrets, service marks or similar rights, including all inventions, ideas, discoveries, developments, methods, reaction schemes, processes, data, information, standard operating procedures, improvements, and biological and chemical materials, (whether or not reduced to practice and whether or not it can be protected under U.S. state, U.S. federal, or foreign patent, copyright, trademark, trade secret or similar laws).
1.14“Know-How” means data, knowledge, techniques, inventions, designs, reaction schemes, drawings, health, and safety information including without limitation material safety data sheets, tests, reports, batch records, procedures, processes, models, manuals, formulae, systems, experiments, samples, specimens, results, statistics, research, trade secrets, tables of operating conditions and the like and all other know-how and information.
1.15“Latent Defect” shall mean, with respect to API, a hidden or latent defect not detected at the date of shipment to Supernus by Bachem and which was not detected by Supernus during the inspection period defined in Section 4.2.1.
1.16“Letter of Intent” or “LOI” shall mean the letter agreement between Bachem and Supernus, effective December 2, 2019 (attached as Annex 4 ) , and related amendments, that sets forth the preliminary duties and obligations of the parties to begin preparation for large scale manufacturing of the API at the Facility. Site construction was initiated at or near the time of the execution of the LOI and is expected to continue for [**], or at such time as construction is completed, as set forth in subsequent amendments. The duties and obligations of the parties, as set forth in the content of the LOI, are incorporated by reference into this Agreement, as of the Effective Date of this Agreement and shall continue through the Term of this Agreement. In the event any conflict shall arise between the terms of the LOI and the Agreement, the terms of this
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Agreement shall take precedence over the terms of the LOI in all respects except matters related to the site construction activities, in which case the LOI shall take precedence.
1.17“Pricing” has the meaning set forth in the pricing table enclosed in the LOI (see Annex 4).
1.18“Product” shall mean a finished pharmaceutical drug product incorporating the API.
1.19“Quality Agreement” shall mean the agreement between the Parties, which specifies the responsibilities regarding the manufacture, storage, release, quality control and disposition of API in accordance with requirements of Regulatory Authorities, cGMP’s, and the Specifications. In the event that any conflict shall arise between the terms of this Agreement and the Quality Agreement, the terms of this Agreement shall take precedence over the terms of the Quality Agreement in all respects except matters of quality and pharmacovigilance, in which case the Quality Agreement shall take precedence.
1.20“Raw Materials” means, in relation to the API, the starting materials, solvents, reagents, intermediates, and other materials used for the preparation and purification of the API in conformance with the Specifications under this Agreement.
1.21“Regulatory Authority” shall mean the FDA, EMA or any other governmental or regulatory authority responsible for the regulation of API used in pharmaceutical products intended for human use.
1.22“Renewal Term” shall have the meaning set forth in Section 7.1.
1.23“Supply” has the meaning set forth in Section 2.1.
1.24“Specifications” shall mean those mutually agreed to testing requirements and acceptance criteria for the API as defined in the Quality Agreement.
1.25“Term” has the meaning set forth in Section 6.1.
1.26“Third Party” means any person, or entity other than the Parties to this Agreement or any of their respective Affiliates, officers, or employees.
1.27“Warehouse” shall mean Bachem’s cGMP-compliant warehousing facilities located at [**].
1.28“Work Product” means all results of services and activities, including but not limited to the API and other compounds, data, information, documentation (including, but not limited to, lab notebooks as applicable), reports and any other deliverables resulting from the services and activities pursuant to this Agreement.
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ARTICLE 2
SUPPLY
2.1API Supply.
2.1.1During the Term: Bachem shall conduct for Supernus and its Affiliates such activities necessary to develop and produce the API including, but not limited to, the manufacture, processing, testing, storage, package and delivery of (“Supply”) pursuant to purchase orders delivered by Supernus subject to the terms and conditions of this Agreement and by the Delivery Date shown on each purchase order, and the amount of API set forth in such purchase order. Bachem shall manufacture the API in accordance with Bachem approved batch records and shall test the API in accordance with the requirements of the Quality Agreement. Specifications will be mutually agreed upon by both parties as defined in the Quality Agreement. Bachem shall have the responsibility of assisting with the creation of all necessary regulatory documentation as requested and ordered by Supernus, and shall have responsibility for maintaining all necessary establishment registrations and licensure as required by applicable Regulatory Authorities relevant to the manufacture of the API.
2.1.2Supernus shall share with Bachem all information that would be required for the development and/ or manufacture of the API.
2.1.3Supernus shall have the responsibility for filing of documents or oversight of the filing of documents with the applicable Regulatory Authority for investigational activity or commercial market applications, and to take any other actions that may be required for the receipt of approval from the Regulatory Authority for the commercial manufacture of the Supernus Product.
2.2Forecasts.
2.2.1Supernus shall provide Bachem with a [**] rolling forecast of the gross weight quantities of the API estimated to be required. Months [**] rolling forecast shall be binding and all remaining quarters of such forecasts are non-binding and serve only to facilitate Bachem’s production scheduling. Updates to the rolling forecast shall be provided to Bachem by Supernus [**]. Bachem shall inform Supernus within [**] of receiving a rolling forecast, in writing by email, if such forecast cannot be met or is at risk of not being met due to capacity constraints as defined herein. Failure of Bachem to accept or reject a forecast within [**] of receipt shall be deemed an acceptance of the rolling forecast and confirmation of suitable available capacity provided, however, that Supernus has ensured that the assigned business development manager and/or project manager at Bachem has received the forecast information. Supernus shall also provide Bachem with a [**] forecast for planning purposes which shall be updated every [**].
2.2.2Upon Supernus’ request, during the Term , the Parties are to convene [**] for a business review meeting (on Bachem’s or Supernus’ premises, by telephone, or as otherwise agreed to by the Parties). During such meetings, Bachem agrees to provide an
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estimate of its total production capacity available for Supernus API in relation to Supernus’ long-term forecast requirements, (“Total Capacity Constraints”).
2.3Orders.
2.3.1Orders. Together with each rolling forecast provided under Section 2.2 above, Supernus shall place a firm order for the applicable [**] or multiple smaller orders throughout the applicable [**] with Bachem for the gross weight quantity of API required for delivery. Supernus agrees to receive full batches. Batch quantity to be adjusted upon completion of batch release. For the avoidance of doubt, Supernus may order quantities of API in addition to those specified in the then current rolling forecast for delivery hereunder in accordance with the lead times therefor and subject to Bachem’s Purchase Order acceptance and Total Capacity Constraints. Unless otherwise limited by Bachem’s Total Capacity Constraints, Bachem agrees to provide not less [**] of any forecast if ordered by Supernus, unless the Parties agree to a higher quantity in writing. Bachem shall use [**] to accept and fulfill all orders for API provided by Supernus under this Agreement and endeavor to hold stock sufficient to meet the next order in accordance with the rolling forecast.
2.3.2Form of Orders. Supernus’s orders shall be made pursuant to a written purchase order in accordance with the forecast requirements specified under 2.3.1 (each, a “Purchase Order”) that specifies, at a minimum, quantity of API ordered, date of order, date of delivery, addresses for delivery, contact information at delivery sites, and required carriers with account numbers, one of which must be utilized for delivery to the specified destinations. Bachem shall accept all orders Supernus submits to Bachem in accordance with Article 2.3.1. Bachem shall provide to Supernus written notice of Bachem’s acceptance (each, an “Acceptance Notice” of each Purchase Order within [**] of Bachem’s receipt of such Purchase Order and each such Acceptance Notice shall include confirmation of the delivery date of the applicable quantity of API; provided that to the extent no delivery date is included in an Acceptance Notice issued by Bachem or Bachem fails to issue an Acceptance Notice within the applicable time period, the order shall be deemed accepted by Bachem and the applicable delivery date shall be deemed to be the delivery date specified by Supernus in the corresponding Purchase Order. Except as to the quantity of API, delivery date and delivery location specified in a Purchase Order which shall be binding on the Parties, NO TERMS OR CONDITIONS CONTAINED IN ANY PURCHASE ORDER, ORDER ACKNOWLEDGMENT OR SIMILAR STANDARDIZED FORM SHALL BE CONSTRUED TO AMEND OR MODIFY THE TERMS OF THIS AGREEMENT, AND ALL SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED.
2.4Shipping and Warehousing. Bachem shall deliver quantities of API ordered by Supernus in accordance with Section 2.3 above, to the locations specified in the applicable Purchase Order. Shipments will be shipped [**]. Bachem shall deliver the API only against specific firm orders. Bachem shall submit mutually agreed executed batch record documentation to Supernus for its review. The executed batch record documentation shall be scanned and delivered by Bachem within [**] of Bachem Quality review/release (where possible delivered in stages) for Supernus review. Supernus shall have [**] from receipt of the final document to
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review and raise concerns of non-compliance to GMP. Bachem shall ship the API and invoice upon receipt of Supernus’ authorization to ship documentation. Should Supernus be unable to provide authorization to ship documentation, and written notification of concerns are not raised within [**] days of Supernus’ receipt of the batch record documentation, Bachem shall transfer the API to the Warehouse and invoice the firm order. While in storage at its Warehouse, Bachem shall ensure API is stored according to cGMP’s and the Specifications. Bachem shall ship API, together with all relevant documentation relating to the API, including, but not limited to those documents listed in Annex 3, and in accordance with any agreed-upon shipment requirements or as otherwise reasonably directed by Supernus in writing and in accordance with this Agreement. Supernus shall only be obligated to pay for quantities of API actually delivered in compliance with the applicable Purchase Order and the terms of this Agreement.
2.5Shortage of Supply. If Bachem is unable, or anticipates that it will not be able to supply Supernus’ requirements for the API in accordance with Sections 2.2 and 2.3 above a “Shortage of Supply”). Bachem shall notify Supernus in writing of the same within [**] of receipt of applicable Purchase Orders, Rolling Forecast, or determination that a Shortage of Supply will exist, and shall include in such notice its best estimate of the duration of the delay, the reasons for the delay, and whether the reason impacts the validated state of the process. Bachem shall, at its own cost, use commercially reasonable efforts to remedy any Shortage of Supply and resume supplying API meeting the requirements of this Agreement to Supernus as soon as possible. In the event of a continuous Shortage of Supply, [**], and after good faith discussions to remedy such Shortage of Supply then, in addition to any other rights or remedies that Supernus may have under this Agreement, or at law or in equity, Supernus shall be relieved from its obligations to purchase any quantities of API identified in any outstanding Purchase Order, Calendar Year Forecast or Rolling Forecast.
2.6Exclusivity. During the Term of this Agreement, Bachem shall supply the API to Supernus exclusively and not to any other party. Bachem [**].
ARTICLE 3
PAYMENTS
3.1Price.
3.1.1The prices to be paid by Supernus for the API shall be based on [**] volume as set forth in Annex 1 (“Pricing”). Pricing is inclusive of all [**]. Unless otherwise specified, Pricing excludes costs associated with [**] in Section 2.4.
3.1.2The parties must agree in writing on changes, deletions, or additions to the services (“Changes”). All Changes must be mutually agreed upon in writing, and executed by each Party, prior to taking effect. Changes may be confirmed by electronic mail, facsimile, or other written document, and are to take effect only after mutual agreement.
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3.2Price Adjustments.
3.2.1As a result of Supernus’ [**], pricing will be proportionally adjusted based upon gains realized in [**] and [**] in accordance with the LOI.
3.2.2The Pricing set forth in Annex 1 shall be fixed for the [**]. Following the [**], the Parties agree to meet on an [**] basis thereafter to discuss in good faith any proposed price adjustments.
3.3Invoicing.
3.3.1Bachem shall submit an invoice to Supernus upon shipment of API ordered by Supernus hereunder. All invoices shall be sent to the address specified in the Purchase Order therefor, and each invoice shall state the Price for the gross weight quantity of API in a given shipment, plus any other costs incident to the purchase or shipment initially paid by Bachem but to be borne by Supernus hereunder. All payments shall be made by direct bank transfer to an account designated in Bachem’s invoice. Payments shall be due [**] from invoice date. Payment by Supernus shall not constitute acceptance of any shipment of API or impair Supernus’ right of inspection and rejection under Article 4 below.
3.3.2If Supernus believes that an invoice or part of an invoice contains an error then the following invoice dispute resolution process may be initiated at Supernus’ option and that invoice or portion of that invoice will then be considered a disputed invoice:
i.Supernus shall make the determination to dispute the invoice within [**] of the delivery of the invoice and communicate that decision promptly to Bachem in writing within the [**] period
ii.Supernus shall pay the undisputed portion of the invoice within [**] of the delivery of the invoice as normally required
iii.Bachem and Supernus will work together diligently and in good faith to resolve the invoice dispute as soon as possible, and in no event longer than [**] of the delivery of the invoice
iv.Supernus will pay that portion of the disputed amount determined to be owing within [**] of the resolution of the dispute
ARTICLE 4
QUALITY
4.1Quality Assurance. All API supplied by Bachem shall be manufactured in accordance with approved batch records, stored in accordance with all Applicable Laws relevant to the Facility and Warehouse and meet the Specifications established. Bachem agrees that, prior to each shipment of API hereunder, it shall perform quality assurance and quality control procedures reasonably necessary to ensure that the API to be shipped meets the Specifications and is in compliance with cGMP’s. Each shipment of API shall be accompanied by a certificate
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of analysis, which will include a signed certification of cGMP conformance at a minimum. Procedures for Quality Release and authorization to ship will be included in the Quality Agreement.
4.2Rejection and Replacement of API.
4.2.1Inspection by Supernus. Supernus, or its designee, shall have the right to reject all or part of the shipped API on the grounds that it does not meet the requirements of incoming inspection or otherwise fails to conform to the warranties given by Bachem in Section 9.2 [**] upon receipt of the API at Supernus or its designee, which rejection shall be accomplished by giving written notice to Bachem summarizing the manner in which all or part of such shipment fails to meet the foregoing requirements. The foregoing inspection obligation will not prevent Supernus from enforcing any rights under this Agreement if Latent Defects in the API are discovered, so long as Supernus informs Bachem in writing [**]. Supernus, or its designee, shall be responsible for storage and handling of the API in accordance with cGMP upon delivery.
4.2.2Resolution of Disputes. Bachem shall acknowledge receipt in writing to a rejection notice from Supernus within [**] from the date of receipt of such rejection notice in accordance with Section 4.2.1 above. If Bachem does not agree with Supernus’s determination that such API fails to conform to the requirements of incoming inspection or the warranties provided by Bachem in Section 9.2, then Bachem and Supernus shall use [**] to resolve such disagreement as promptly as possible. Without limiting the foregoing, either party may submit the API to a nationally recognized testing laboratory (the “Laboratory”) which shall be agreed upon by the parties in advance to perform confirmatory testing on the API. If the Laboratory determines that the API does not meet the Specifications or the warranties provided by Bachem in Section 9.2, Bachem will be responsible for all expenses related to the Laboratory testing, otherwise Supernus will be responsible for those expenses.
4.2.3Replacement of API. API not meeting the applicable Specifications shall be returned by Supernus or its designee to Bachem, or disposed of, as directed by Bachem, at Bachem’s expense. Bachem shall replace all such rejected API within the shortest possible time, but in any event, within a reasonable timeframe, as agreed to by both Parties. Without limiting any other provision in this Agreement, if Parties cannot agree on a suitable timeframe to replace such rejected API, Supernus may [**] or shall be entitled to a [**] for such shipment or the portion thereof that has been rejected by Supernus, pursuant to this Section 4.2. The warranties given by Bachem in Section 9.2 below shall survive any failure to reject by Supernus under this Section 4.2.
4.3Changes.
4.3.1Bachem shall maintain change control systems that ensure that Supernus is notified in a timely manner regarding all changes as agreed to by the Parties in accordance with the Quality Agreement.
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4.3.2Bachem shall promptly inform Supernus in writing of any proposed change to the raw materials, intermediates, manufacturing process, equipment, packaging, labeling, testing, specifications, storage, or shipping, if such a change may impact Product quality, efficacy, safety, or stability and may impact regulatory submissions. Notwithstanding the foregoing, in no event will Bachem implement any such change prior to all necessary filings with and approvals by applicable Regulatory Authorities have been made or obtained by Bachem or Supernus.
ARTICLE 5
RECORDS, REPORTS, AND INSPECTIONS
5.1All documents, records, and reports associated with the development, manufacture, holding, storage, packaging, or testing of any API lot, including investigation reports, shall be retained by Bachem in accordance with the Quality Agreement.
5.2Records will be retained for the time periods established in accordance with the Quality Agreement. After the retention period has been met, Bachem may dispose of or transfer the records to Supernus upon Supernus’ written request. Under no circumstances shall Bachem destroy any Records without giving Supernus a [**] prior written notice and offering to transfer such records to Supernus at Supernus’ cost. If Bachem does not receive any response from Supernus within [**], Bachem is free to discard the Records.
5.3Bachem shall allow routine quality audits or for cause audits, as reasonably necessary, at the Facility in the manner described in the Quality Agreement. Supernus shall be solely responsible for its costs in making such review and audit.
5.4In the event that any of Bachem’s facilities used pursuant to this Agreement are inspected by representatives of any Regulatory Authority solely related to the API, Bachem shall notify Supernus in advance and proceed as described in the Quality Agreement.
5.5Supernus shall have the right to be present during the performance of services and activities, upon reasonable advance written notice to Bachem. No such review shall diminish Bachem’s obligations hereunder.
ARTICLE 6
TERM AND TERMINATION
6.1Term. The term of this Agreement shall commence on the Effective Date and shall continue for an initial term of five years (“Initial Term”), Thereafter, this Agreement shall automatically be renewed for successive two (2) year periods (each, a “Renewal Term;” and all such Renewal Terms together with the Initial Term, collectively, the “Term”‘), unless either Party notifies the other Party in writing at least [**] prior to the expiration of the then-current Term that such Party does not wish to renew this Agreement for an additional Renewal Term.
6.2Termination for Material Breach. If either party is in material breach of any of its obligations under this Agreement or the Quality Agreement and fails to remedy such breach
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within [**] of receipt of written notice from the other party, the non-breaching party may terminate this Agreement with immediate effect with written notice of termination to the breaching party, without prejudice of any other right.
6.3Termination due to Insolvency. In the event that either party shall become insolvent or would make an assignment for the benefit of its creditors or proceedings in voluntary or involuntary bankruptcy, files or has filed against it a petition in bankruptcy, or has a receiver appointed for a substantial part of its assets, then the other party shall have the right to terminate this Agreement within [**] by giving notice in writing.
6.4Termination for Failure to Supply. Without limiting any other provision of this Agreement, including Sections 2.5 and 6.3 above, if (a) [**] or (b) [**] occur [**] during any [**] period, then Supernus shall have the right to terminate this Agreement immediately by written notice to Bachem. For purposes of this Section 6.4, a [**] shall mean any [**] of a Bachem confirmed [**] that is delivered more than [**] past the delivery date specified in the applicable Purchase Order (each a “Late Shipment”)
6.5Termination by Supernus. Supernus may terminate this Agreement immediately upon written notice to Bachem if: (a) Supernus, in its sole discretion, determines that Products will not be marketed by Supernus (or its designee); or (b) the FDA or EMA withdraws approval of, or fails to approve, the manufacturing or marketing by Supernus (or its designee) of all Products then in development.
6.6Effects of Termination. It is understood that termination or expiration of this Agreement shall not relieve a Party from any liability that, at the time of such termination or expiration, has already accrued to the other Party, except as specified in this Section 6.6. Upon expiration or termination of this Agreement for any reason (other than by Supernus pursuant to Section 6.2 or 6.5 above), to the extent Bachem so notifies Supernus, Supernus shall have the obligation to purchase all API ordered under any outstanding Purchase Orders and will pay the applicable price differential for the lower annual volume, if any, for the volume of API ordered and delivered to Supernus year-to-date. To the extent Supernus notifies Bachem of expiration or termination of this Agreement according to provisions provided herein, Supernus shall have the option to purchase additional transactional stock of API from Bachem, in addition to quantities contained in outstanding Purchase Orders, of less than or equal to the binding portion of the most recent rolling forecast at the applicable price and according to a delivery schedule mutually agreeable to both Parties.
6.7Survival. The provisions of Articles 1, 4, 5 and 7-11 and Sections, 2.4, 3.3, 6.5, 6.6 and 6.7 shall survive the expiration or termination of this Agreement for any reason. In addition, the provisions of the Quality Agreement shall survive expiration or termination of this Agreement until the date of expiration of the last-to-expire batch of API delivered by Bachem to Supernus hereunder. All other rights and obligations of the Parties shall cease upon termination of this Agreement. Except as otherwise expressly provided in this Section 6.7, all other rights and obligations of the Parties shall terminate.
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ARTICLE 7
CONFIDENTIALITY
7.1Confidentiality.
7.1.1Each party hereto shall (a) hold the Confidential Information of the other party (and/or its Affiliates, as applicable) in strict confidence and take reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the receiving party normally employs with respect to its own confidential information), (b) not divulge any such Confidential Information to any third party (other than those parties specifically permitted to receive such Confidential Information pursuant to the terms of this Agreement), (c) not make any use whatsoever at any time of such Confidential Information except to carry out its obligations under this Agreement, (d) not derive any commercial benefit (whether direct or indirect) from such Confidential Information (other than pursuant to services rendered under this Agreement), and (e) not copy (except as may be necessary to accomplish the purposes of this Agreement) or reverse engineer any such Confidential Information.
7.1.2Without granting any right or license, a party’s obligations under this Section 7 shall not apply to Confidential Information that such party can demonstrate by reasonable documentary evidence: (a) was in its possession prior to receipt from the disclosing party (or, in the case of Work Product, prior to its generation under this Agreement); (b) was in the public domain at the time of receipt from the disclosing party (or, in the case of Work Product, prior to its generation under this Agreement); (c) becomes part of the public domain without breach of such party’s obligations of confidentiality under this Agreement; or (d) is lawfully received by the receiving party from a third party, where the third party is wholly independent of the receiving party and has no obligation of confidentiality to disclosing party with respect to such information disclosed. Notwithstanding the foregoing, Confidential Information shall not fall within an exception set forth in this Section 7.1.2 merely because such Confidential Information is embraced by more general information in the public domain or in the possession of the receiving party.
7.1.3In the event a Party is required by law, regulation, rule, act, or order of any governmental authority or agency to disclose Confidential Information received from the other Party, the receiving party shall (a) give the disclosing party such advance notice as may be practicable in the circumstances to permit it to seek a protective order or other similar order with respect to such information, at the disclosing party’s sole expense, (b) cooperate reasonably with disclosing party in its efforts to seek such relief, and (c) thereafter only disclose the minimum information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the disclosing warty.
7.1.4Each party shall limit the disclosure of Confidential Information to its or its Affiliates’ directors, employees, advisors or consultants, and agents in each case with a legitimate “need to know” and who are bound in writing or by policy to observe the obligations of nondisclosure and non-use under this Agreement. For the avoidance of doubt, any information of a party not specifically disclosed but of which any director, employee, advisor or consultant or agent becomes aware via site visits or otherwise shall be the Confidential Information of such party.
7.1.5Except as otherwise specified in this Agreement, each party shall upon the written request of the other party, turn over to the disclosing party all Confidential Information of the disclosing party in the receiving party’s possession or control (including any copies or extracts thereof) or destroy such records and certify the destruction thereof, except for any copy legally required to be retained for archive purposes. Notwithstanding anything in this Agreement to the contrary, the receiving party may retain Confidential Information as and to the extent required by any law, automatic back-up archiving practice, or bona-fide records retention policy, provided that any Confidential Information so retained shall continue to be subject to the terms of this Agreement, including, but not limited to, the confidentiality and non-use provisions hereof.
7.1.6Each party acknowledges and agrees that due to the unique nature of the disclosing party’s Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the receiving party or third parties to unfairly compete with the disclosing party, and therefore, that upon any such breach or any threat thereof, the disclosing party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. The receiving party shall notify the disclosing party in writing immediately upon the occurrence of any such unauthorized release or other breach of which it becomes aware.
7.1.7The obligations of each party with respect to Confidential Information disclosed in connection with the Supply of the API under this Agreement shall continue in effect until completion or other termination of the Supply of the API and for [**] thereafter.
ARTICLE 8
INTELLECTUAL PROPERTY AND TECHNOLOGY TRANSFER
8.1For the term of this Agreement, Supernus hereby grants to Bachem, a non-exclusive, paid-up, royalty-free, nontransferable terminable license of Supernus’ Intellectual Property which Bachem must use in order to perform services and activities pursuant to this Agreement and to deliver API but shall not be used for any other reason whatsoever. All [**], and [**], (whether or not [**] and whether or not [**] which are specific to or dependent on [**] are and [**]. Bachem [**]. Bachem [**]. Bachem hereby appoints Supernus’ attorney to execute and deliver any such documents on its behalf in the event Bachem fails or refuses to do so, provided that Supernus shall give Bachem [**] notice prior to executing any documents pursuant to such appointment.
8.2Analytical Method Transfer from Bachem to a Third Party. Bachem shall grant Supernus without any further consideration or compensation from Supernus to Bachem, a non-exclusive, irrevocable license right (with the right to grant sub-licenses) to IP relating to analytical methods used for the release of the API. In the event that Supernus opts for such a technology transfer of analytical methods, Bachem undertakes to provide such assistance as is reasonably required by Supernus to enable Supernus or a third party to use the analytical
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methods. Supernus shall pay Bachem’s reasonable charges for such assistance to cover Bachem’s documented costs (manpower and equipment) used to effectuate analytical method transfer. Such charges shall be agreed by the Parties before any work is initiated.
8.3Technology Transfer. If Bachem terminates this Agreement or Supernus terminates this Agreement under the terms of Sections 6.2 (Material Breach), 6.3 (Insolvency), or either Party terminates this Agreement under the terms of Section 11.6 (Force Majeure), or Bachem is no longer in a position to honor this Agreement, then Bachem will provide commercially reasonable assistance to transmit all necessary information to Supernus and/or an alternative third-party manufacturer required to manufacture the API. The technology transfer of the manufacturing Know How of the manufacturing process shall be transferred at Supernus’ request within [**] upon termination or expiration of the Agreement to Supernus without any financial or other compensation from Supernus to Bachem.
8.4If Bachem terminates this Agreement under the terms of Section 6.2 (Material Breach) or Supernus decides to seek an alternative manufacturer for any reason other than as outlined in Sections 8.3 and 8.4, Supernus must pay a fee that covers the documented reasonable costs of Bachem’s resources (manpower and equipment) used for technology transfer. Such charges are to be agreed upon by Bachem and Supernus meeting in good faith before any work is initiated. Bachem will provide reasonable assistance to Supernus for the technology transfer to an alternative third-party manufacturer provided that Supernus agrees to compensate Bachem for its efforts.
ARTICLE 9
REPRESENTATIONS, WARRANTIES, AND COVENANTS
9.1Mutual Warranties. Each Party represents and warrants to the other Party that: (a) it has the power and authority to enter into this Agreement and to perform its obligations hereunder and to grant to the other Party the rights granted to such other Party under this Agreement; (b) it has obtained all necessary corporate approvals to enter into and execute this Agreement and to perform its obligations hereunder; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor will it enter into or assume during the Term, any contract or other obligation with a third party that would in any way limit the performance of its obligations under this Agreement.
9.2Bachem represents and warrants to Supernus that Bachem is in compliance with all Applicable Laws with respect to the Facility to be used for the Supply of API and, to Bachem’s knowledge, there are no circumstances or conditions which would reasonably be expected to prevent compliance from continued compliance during the duration of this Agreement or interfere with Bachem’s ability to supply API, in each case, or create any financial liability on Supernus or its Affiliates.
9.3Bachem represents and warrants to Supernus that at all times during the Term of this Agreement, it will comply with and maintain in force all licenses, consents, permits and authorizations which may be required with respect to the Facility and its performance of its
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obligations hereunder, including without limitation licenses and permits issued or required in relation to the generation, storage, treatment, transport, possession, handling and disposal of any waste. Bachem will develop, manufacture and supply API in strict compliance with all such licenses, consents, Regulatory Authority registrations, permits and authorizations pursuant to Applicable Laws (as defined above).
9.4Bachem represents and warrants to Supernus that all corporate action on the part of Bachem and its officers and directors necessary for the authorization, execution and delivery of API or services under this Agreement and the performance of all obligations of Bachem hereunder, has been taken.
9.5Bachem and Supernus each represent and warrant that it has the legal right to enter into this Agreement and to perform its obligations under this Agreement and that the performance of the obligations will not conflict with any Third-Party rights or obligations of Bachem or Supernus to any Third Party.
9.6Bachem and Supernus each represent and warrant that it is not infringing or violating any valid patent, trademark, trade name, copyright, trade secret or other proprietary right of any Third Party for this API during the Term.
9.7Bachem shall not during the Term of this Agreement and for a period of [**] following the termination or expiration of the Term and any Renewal Term: (i) [**]; or (ii) [**] or [**], or [**].
9.8In accordance with the Quality Agreement, Bachem covenants that Bachem shall not, during the Term, modify, alter or otherwise implement a change to any manufacturing, processing or other component of the Supply, including without limitation, the installation of new or upgraded equipment used in the Supply, from that utilized on the Effective Date if such a modification, alteration or change may impact Product quality, efficacy, safety or stability and may impact regulatory submissions, without first receiving Supernus’ prior written consent to such modification, alteration or change, which shall not be unreasonably withheld or delayed. Bachem shall deliver written notice of such proposed modification, alteration or change to Supernus within a reasonable time prior to implementation. Supernus shall have the right to reject and direct Bachem not to undertake any such proposed modification, alteration or change if, in Supernus’ sole opinion, such modification, alteration or change will conflict with the Specifications or with any Applicable Laws. Supernus may, in connection with any modification, alteration or change proposed by Bachem, require Bachem to produce validation verification batches and any records, reports or other documentation at Bachem’s cost which may be reasonably required by Supernus for submission to any Regulatory Authority.
9.9Bachem warrants and represents to Supernus that Bachem is currently in compliance with all Applicable Laws and regulations including the U.S. Federal Customs Laws and Regulations.
9.10DISCLAIMER. EXCEPT AS PROVIDED IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES (EXPRESS, IMPLIED,
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STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH ADDITIONAL REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR USE, MERCHANTABILITY OR NON-INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.
ARTICLE 10
INDEMNIFICATION AND LIMITATION OF LIABILITY
10.1Indemnification of Bachem. Supernus hereby agrees to defend, indemnify and hold harmless Bachem and each of its Affiliates and their respective officers, directors, shareholders and employees from and against any liabilities, claims, costs, expenses (including reasonable legal fees), loss or damage (each a “Liability”) based on any claim, action or proceeding brought by a third party arising out of or relating to (i) use of the API, other than as set forth herein, (ii) death, personal injury or property injury to the extent arising from the marketing, distribution, sale or use of the Product, or its disposal or (iii) Supernus’ material breach of its representations, warranties or covenants under this Agreement, except, in each case, to the extent that such Liability arises as a result of the [**] of Bachem, its Affiliates or their respective employees, agents or contractors or material breach of this Agreement by Bachem.
10.2Indemnification of Supernus.
Bachem hereby agrees to defend, indemnify and hold harmless Supernus and each of its Affiliates and their respective officers, directors, shareholders and employees from and against any Liabilities based on any claim, action or proceeding brought by a third party arising out of or relating to (i) Bachem’s material breach of its obligations, representations, warranties or covenants under this Agreement, or (ii) the [**] of Bachem, its Affiliates or their respective employees, agents or contractors except, in each case, to the extent that such Liability arises as a result of the [**] of Supernus, or its respective employees, agents or contractors, or material breach of this agreement by Supernus.

10.3Indemnification Procedure. Any Party seeking indemnification under this Article 10 (the “Indemnitee”) shall: (a) promptly notify the Indemnifying Party (the “Indemnitor”) of such claim; (b) provide the Indemnitor sole control over the defense and settlement thereof; and (c) at the Indemnitor’s request and expense, provide full information and reasonable assistance to Indemnitor with respect to such claims. Without limiting the foregoing, with respect to claims brought under Section 10.1 or 10.2 above, the Indemnitee, at its own expense, shall have the right to participate with counsel of its own choosing in the defense and settlement of any such claim. The indemnification under this Article 10 shall not apply to amounts paid in settlement of any claim if such settlement is effected without the consent of the Indemnitor.
10.4Insurance. Bachem and Supernus shall each maintain, throughout the Term of this Agreement, products liability insurance in amounts of not less than [**]. Each Party shall submit certificates of insurance, evidencing such insurance coverage, upon execution and delivery of this Agreement and thereafter when requested by the other Party.
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10.5LIMITATION OF LIABILITY. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS, [**], EACH PARTY’S LIABILITY SHALL BE LIMITED AS SET FORTH HEREIN AND IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR (I) ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY OR PUNITIVE DAMAGES; INCLUDING LOST PROFITS, OR OPPORTUNITY OR GOODWILL, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (II) FOR EACH EVENT GIVING RISE TO ANY INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, THAT EXCEED $[**]. To the extent that this clause conflicts with any other clause of this Agreement, this clause shall take precedence over such conflicting clause. If applicable law prevents enforcement of this Section 10.5, then this Section shall be deemed modified to provide the maximum protection to each Party as is allowable under applicable law.
ARTICLE 11
GENERAL PROVISIONS
11.1Assignment. (a) Bachem may not assign any of its rights or delegate any of its duties pursuant to this Agreement without the prior written consent of Supernus, which consent shall not be unreasonably delayed or withheld; and/or (b) Supernus or, Bachem subject to 11.1 a, may assign this Agreement to its Affiliates and parent corporations or to any third party provided that any such assignment shall not release either Party from its obligations hereunder, including payment obligations, and any such assignee shall agree to be bound by the terms of this Agreement in a writing signed by assignee.
11.2Choice of Law and Jurisdiction. This Agreement is governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of law thereof. Each Party consents to submit to the personal jurisdiction of any U.S. Federal Court located in the State of New York if any dispute arises out of this Agreement.
11.3Dispute Resolution. In the event of a dispute regarding payment or the performance of services or rejection of API pursuant to this Agreement (each, a “Dispute”), the Parties shall endeavor to negotiate in good faith an agreeable solution. Disputes with respect to nonconformance of API shall be resolved in accordance with Section 4.2 above. If after [**] following receipt of a Party’s written notification of a Dispute such Dispute has not been resolved, the Dispute shall be brought to the attention of the CEO of each Party and such CEO or his/her designee will negotiate in good faith to define and implement a final resolution. The intent of this Section is to encourage the Parties to work together to resolve any Dispute without having to rely on arbitration or any other legal proceeding. However, nothing in this Section shall prevent or inhibit either Party to institute any other action to resolve such Dispute(s).
11.4Arbitration. Except for any disputes with respect to non-conforming API, which shall be resolved in accordance with Section 4.2 above, any dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination thereof which is unable to be resolved pursuant to discussions between the Parties in accordance with Section 11.3 above, shall, upon notice by either Party to the other, be submitted to binding arbitration in
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New York City, New York under the Rules of the American Arbitration Association (or any successor entity thereto, collectively, “AAA”) by one arbitrator appointed in accordance with said rules. The arbitrator may engage an independent expert with experience in the subject matter of the dispute to advise the arbitrator. The decision and award rendered by the arbitrator shall be written, final and non-appealable and may be entered in any court of competent jurisdiction. The Parties agree that any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any Party. The costs of any arbitration, including administrative fees and fees of the arbitrator, reasonable attorney fees and expert fees, shall be awarded in accordance with the rules of the AAA. Notwithstanding the foregoing, either Party may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.
11.5Notices. All notices, requests and other communications required or permitted to be given hereunder or with respect hereto will be in writing, and may be given by (i) personal delivery, (ii) certified first-class United States mail, postage paid by the sender, return receipt requested, (iii) overnight delivery service, charges paid by the sender, or (iv) via facsimile and, in each case, addressed to the other party at the address for such party as set forth below, and will be effective upon receipt in the case of (i) (iii) or (iv) above, and five days after mailing in the case of (ii) above

If to Supernus:	Supernus Pharmaceuticals, Inc 9715 Key West Avenue Rockville, Maryland 20850 Attn: Jack Khattar, CEO [**]
If to Bachem:	Bachem Americas, Inc. [**] [**] Attn: [**]

11.6Force Majeure. The parties hereto shall not be liable for non-fulfillment of their respective obligations hereunder, if such non-fulfillment is due to strikes, riots, war, invasion, fire, explosion, floods, delay of carrier, shortage, or failure in the supply of material, acts of government agencies of instrumentality, judicial action, labor disturbance and/or other contingencies beyond the reasonable control of the party affected (hereinafter “Force Majure”). The party affected by Force Majeure will provide the other party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. In the event that either Party is prevented or delayed in performing any of its obligations under this Agreement due to Force Majeure for an aggregate period in excess of [**] in any [**] period then the Parties shall meet as soon as reasonably practicable to discuss in good faith how best to alleviate the circumstances in question.
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11.7Interpretation. The headings to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference only and shall not affect its meaning or interpretation.

11.8Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing and executed by a duly authorized officer of the Party waiving compliance. The waiver by either of the Parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or e waiver of the provision itself. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same.
11.9Severability. Should any section, or portion thereof, of this Agreement be held invalid or unenforceable in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to approximate the intent of the Parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction, but the Agreement shall not otherwise be affected.
11.10Independent Contractors. The relationship of Supernus and Bachem established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or other fiduciary relationship between Supernus and Bachem. Neither Party shall have any right, power, or authority to assume, create or incur any expense, liability, or obligation, express or implied, on behalf of the other.
11.11Entire Agreement: Amendment. The terms and provisions contained in the Agreement (including the Annexes hereto and any Purchase Orders issued pursuant hereto) and the Quality Agreement constitute the entire agreement between the Parties and shall supersede all previous communications, representations, agreements, or understandings, either oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding varying or extending this Agreement shall be binding upon either Party hereto, unless set forth in a writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective Parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.
11.12Original Documents. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto were upon the same instrument. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine, tele copier, or electronic mail shall be treated as an original document. The signature of any Party thereon shall be considered as an original signature, and the document transmitted shall be considered to have the same binding effect as an original signature on an original document .
11.13Compliance. If applicable, Bachem agrees to comply with the provisions of paragraphs 1-7 of 41 C.F.R. § 60-1.4(a); the affirmative action for disabled workers clauses set forth in 41 C.F.R. § 60-741.5(a); and the affirmative action for veteran’s clauses set forth in 41 C.F.R. § 60-250.5, which are incorporated by reference herein.

11.14Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this API Supply Agreement as of the Effective Date.

SUPERNUS PHARMACEUTICALS, INC. By: /s/ Jack Khattar Name: Jack Khattar Title: CEO	BACHEM AMERICAS, INC. By: /s/ [**] Name: [**] Title: [**] By: /s/ [**] Name: [**] Title: [**] Acknowledged by: BACHEM AG By: /s/ [**] Name: [**] Title: [**] By: /s/ [**] Name: [**] Title: [**]
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Annex 1
PRICING
Annual Price/Volume

VILOXAZINE HYDROCHLORIDE
PRICE CALCULATION PER CONCEPT APPLIED*

PRICE CALCULATION	based on usage of Current equipment	based on when new hydrogenator is in operation		Price calculation based on when full CAPEX is in operation
CONCEPT APPLIED	C1	C2		C3
[**]	[**]	[**]		[**]
Quantity ordered	PRICE (Dollars per kg)	Quantity ordered	PRICE (Dollars per kg)	Quantity ordered	PRICE (Dollars per kg)
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
		[**]	[**]

*PER LOI in Annex 4

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Annex 2
SUPERNUS SPECIFICATIONS

CONFIDENTIAL	Material Specifications
Material number: [**] Material name: Viloxazine [**] Sequence: N/A Analytcal procedure: [**]
Tests Components	Specifications
R Appearance [**] Identification (IR) [**] Identification (HPLC) [**] R Water content (Karl Fischer) [**] Residue on ignition Residual solvents [**] R Related impurities (HPLC) [**] Chiral purity (HPLC) [**]	[**] [**] [**] [**] [**] [**] [**]

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25

CONFIDENTIAL	Material Specifications
Tests Components	Specifications
R Assay (HPLC) [**] Particle size (laser diffraction) [**]	[**] [**]
R    performed for retest

Any changes to the above referenced Specifications will be handled in accordance with the
Quality Agreement and will not necessitate an update of the Supply Agreement. This Agreement
Shall always reference Annex of the Quality Agreement.
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26

Confidential

Annex 3

RELEVANT SHIPPING DOCUMENTATION

Certificate of Analysis
Certificate of Conformance
TSE/BSE Safety Certificate
End Use Letter
Packing List invoice
Temperature data logger

Confidential

Annex 4

Annex 4 to
API Supply Agreement
between
Supernus Pharmaceuticals, Inc.
and Bachem Americas, Inc.

•Letter of Intent, Re: Supply of Viloxazine, December 2, 2019
•Appendix A, Viloxazine Hydrochloride Capex Plan, August 28, 2019
•First Amendment to Letter of Intent, Re: Supply of Viloxazine, February 5, 2020
•Appendix A (Update) Viloxazine Hydrochloride Capex Plan, January 3, 2020

BACHEM
PIONEERING PARTNER FDR PEPTIDES
December 2, 2019

Supernus Pharmaceuticals, Inc.
1550 East Gude Drive
Rockville, Maryland 20850

RE: Letter of Intent re: Supply of Viloxazine

This Letter of Intent (“LOI”) sets forth certain preliminary terms and conditions of a transaction between Bachem Americas, Inc. and Bachem AG (referred to collectively as “Bachem”) and Supernus Pharmaceuticals, Inc. (“Supernus”) and serves as an inducement for Bachem to enter into an API Supply Agreement for Viloxazine Hydrochloride, currently being negotiated between the parties (the “Supply Agreement”). This LOI is effective as of the date of acknowledgement and agreement set forth below (the “Effective Date”).

This inducement will consist of payment of capacity reservation fees to Bachem by Supernus to be used to fund the purchase, installation, installation qualification, and operational qualification of certain manufacturing equipment at Bachem’s production facility, located in [**] in order to enhance Bachem’s production capabilities to manufacture and supply GMP grade viloxazine hydrochloride API (“Viloxazine”) to Supernus (the “Project”).

As further described in paragraph 9 hereof, upon mutual agreement by the parties, these terms and conditions will be incorporated into the Supply Agreement.

1.BACHEM RESPONSIBILITIES
Bachem will be responsible for ordering, installing, qualifying, and validating all necessary capital equipment (the “CAPEX Equipment”) required to support the design and implementation of the Project. Bachem will be responsible for the operation and maintenance of the CAPEX Equipment such that it meets all regulatory and operational requirements and can be used for the production of Viloxazine.

2.THE CAPEX EQUIPMENT AND PRICING
The CAPEX equipment and pricing expected to be covered under the Supply Agreement includes:

Production Step	Equipment	Estimated Cost*
[**]	[**]	[**]
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[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
Total		[**]

The Total estimated cost of the CAPEX Equipment is expected to be: [**]. These expenditures are to be borne by Supernus. A full breakdown of the expected equipment components, lead times and construction planning is set forth in Appendix A.

Expected costs to be borne by Bachem:

[**]	[**]
[**]	[**]
[**]	[**]
[**]
[**]	[**]
Total	[**]

*PRICING AND TIMELINES FOR THE PROJECT, AS DESCRIBED IN THIS LOI AND ITS APPENDICES, ARE ESTIMATED BASED ON BACHEM’S CURRENT UNDERSTANDING OF THE EQUIPMENT AND LABOR COSTS, AND MAY DIFFER FROM THOSE EVENTUALLY AGREED TO IN THE SUPPLY AGREEMENT. IF COSTS EXCEED ESTIMATES BY [**], EACH PARTY AGREES TO SHARE EQUALLY IN SUCH OVERRUNS. ALL COST OVERRUNS ABOVE [**] WILL BE DISCUSSED, NEGOTIATED AND AGREED TO IN GOOD FAITH BETWEEN THE PARTIES BEFORE EQUIPMENT ORDERS OR WORK ARE UNDERTAKEN. For clarity purposes, cost overruns pertain to both the capital expenditures undertaken by Supernus, as well as those capital expenditures borne by Bachem.

For clarity purposes, cost underruns shall inure solely to the respective party, either Supernus or Bachem.

3.FORECASTING AND PRODUCTION PRICING
Upon initiation of the Project, Supernus shall provide Bachem with a [**] rolling forecast of the gross weight quantities of Viloxazine to be required. The initial period; i.e., [**] of the rolling forecast shall be binding. Production staffing requirements are predicated on forecasting. Should the forecast fall below [**], Bachem will implement, at its discretion, the appropriate
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staffing model. Expected Cost per [**] of Viloxazine Hydrochloride, based on Bachem’s current understanding of the Project, is specified in the Price Calculation Per Concept Applied set forth Appendix B.

4.PURCHASING OF CAPEX EQUIPMENT
For all Supernus borne costs directly related to the purchase and installation of manufacturing process equipment, BVI’s project manager, on behalf of Bachem, shall place the purchase order with the vendors.

5.INVOICES
Bachem will provide to Supernus detailed invoices on a [**] basis with respect to the costs incurred in performing the Project. Bachem will issue an invoice corresponding to these respective [**] costs incurred. The invoices shall be due and payable [**] following receipt.

6.OWNERSHIP OF CAPEX EQUIPMENT
Title and ownership to the CAPEX Equipment shall belong to Bachem at all times and shall survive the expiration or termination of this LOI and the Supply Agreement. Bachem [**].

7.USE OF CAPEX EQUIPMENT
CAPEX Equipment shall be used for the production of Viloxazine for Supernus. Bachem [**]. So long as [**], Bachem [**].

8.DURATION AND TERMINATION
The Project shall start on the Effective Date of this LOI and shall continue for [**] or the completion of the project, whichever is earlier. This LOI may be extended for additional periods upon mutual written agreement signed by both Parties. Those extensions shall not take effect until executed, in writing, by both parties.

This LOI can be terminated at any time, even during the initial term, by written notice with immediate effect, in the event that one of the following conditions shall have come into existence, namely:

(i)one of the Parties is adjudicated to be bankrupt;
(ii)if one of the Parties commits a material breach of this LOI and such breach is not remedied within [**] after specific written notice has been provided by the offended Party.

(iii)either Party in the event that a delay or failure resulting from force majeure continues for a consecutive period of [**].
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(iv)In the event of termination by Supernus, due to circumstances beyond Bachem’s control, Supernus shall be responsible for all incurred costs for the project, including all Bachem costs.

9.BINDING EFFECT
This LOI serves as a basic framework to begin the Project and is intended by parties to be a legally binding and enforceable agreement between the parties. Additional and or different terms and conditions may be negotiated in good faith between the parties and included in the Supply Agreement

10.CONFIDENTIALITY
The terms and conditions of this LOI are confidential. Each Party hereto further agrees not to use or disclose any non-public information, whether written or oral, it may receive from the other Party, or otherwise acquire as a result of the relationship evidenced by this LOI, unless (i) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, or (ii) such information is independently developed, discovered or arrived at by the receiving Party without use of or reference to the Confidential Information; or (iii) such information is disclosed to regulatory authorities by the receiving Party pursuant to the purpose of this Letter of Intent, or (iv) the furnishing or use of such information is required by law or legal proceedings (and die receiving Party provides notice to the disclosing Party for purposes of procuring a protective order). Neither Supernus nor Bachem may communicate the existence and terms of this LOI to third parties except to the Parties’ shareholders, directors, managers, employees and advisors, and to financial institutions for the specific purposes related to transaction financing, those institutions likewise being bound by confidentiality terms consistent with those outlined herein. No other communications in relation to tire transaction contemplated by this LOI shall be made without the prior written consent of the other Party.

11.ASSIGNMENT
Neither party may assign the LOI without the other party’s prior written consent, except that either party will have the right to assign the contract to an Affiliate.

12.MODIFICATIONS
No modification or waiver of any terms or conditions hereof shall be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of each Party, prior to that modification taking effect.

13.COUNTERPARTS
This LOI may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.GOVERNING LAW AND JURISDICTION
This LOI, and all matters arising directly or indirectly hereunder, shall be exclusively governed by and construed in accordance with the governing law as specified in the Supply Agreement.

IN WITNESS WHEREOF, the Parties have caused this LOI to be duly executed by their authorized representatives on the Effective Date.

Torrance, California Dated: December 5, 2019 Bachem Americas, Inc. By: /s/ [**] Name: [**] Function: [**] Bubendorf, Switzerland Dated: 05-12-2019 Bachem AG By: /s/ [**] Name: [**] Function: [**]	By: /s/ [**] Name: [**] Function: [**] By: /s/ [**] Name: [**] Function: [**]
ACKNOWLEDGED AND AGREED TO BY: Supernus Pharmaceuticals, Inc. Rockville, Maryland Dated: December 11, 2019 By: /s/ Jack Khattar Name: Jack Khattar Function: CEO	By: Name: Function:

List of Exhibits:

Exhibit A:    List of Equipment, Lead Time and Construction Planning
Exhibit B:    Price Calculation per Concept Applied
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BACHEM
PIONEERING PARTNER FDR PEPTIDES
February 5, 2020

Supernus Pharmaceuticals, Inc.
1550 East Gude Drive
Rockville, Maryland 20850

RE: First Amendment to letter of Intent re: Supply of Viloxazine

Reference is made in this letter (the “First Amendment to the LOI”) to the Letter of Intent, effective December 2, 2019 (the “LOI”) between Bachem Americas, Inc. and their affiliated companies (together “Bachem”) and Supernus Pharmaceuticals, Inc. (“Supernus”) regarding the manufacture and supply of the active pharmaceutical ingredient Viloxazine, and specifically to Appendix A of the LOI, entitled “Viloxazine Hydrochloride Capex Plan, dated August 28, 2019.”

As certain construction timelines have changed, Bachem and Supernus have mutually agreed to delete Appendix A of the LOI in its entirety, and replace it with an updated Appendix A, attached hereto, entitled “Viloxazine Hydrochloride Capex Plan, dated January 30, 2020.”

    This First Amendment to the LOI may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    Except as indicated above, all other terms and conditions set forth in the LOI and related Appendix B remain in full force and effect.

    The Parties have caused this First Amendment to the LOI to be duly executed by their authorized representatives as of the date set forth above.

Torrance, California
Dated: February 11, 2020
Bachem Americas, Inc.

By: /s/ [**]                            By: /s/ [**]
    Name: [**]                        Name: [**]
    Function: [**]                        Function: [**]

[**] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

Bubendorf, Switzerland Dated: February 13, 2020 Bachem AG By: /s/ [*] Name: [**] Function: [**]	By: /s/ [**] Name: [**] Function: [**]
ACKNOWLEDGED AND AGREED TO BY: Supernus Pharmaceuticals, Inc. Rockville, Maryland Dated: February 10, 2020 By: /s/ Jack Khattar Name: Jack Khattar Function: CEO	By: /s/ Padmanabh Bhatt Name: Padmanabh Bhatt Function: CSO
List of Exhibits:

Appendix A:    (Updated) Viloxazine Hydrochloride Capex Plan, dated January 30, 2020